                                                                    EXHIBIT 12.1
                         CRESTLINE CAPITAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                          HISTORICAL             PRO FORMA
                                   ------------------------- ------------------
                                               PERIOD FROM
                                   FIRST TWO  JUNE 21, 1997  FIRST TWO  FISCAL
                                   QUARTERS      THROUGH     QUARTERS    YEAR
                                     1998    JANUARY 2, 1998   1998      1997
                                   --------- --------------- --------- --------
Income from operations before ex-
 traordinary items...............   $ 5,926      $   607     $ 23,237  $ 36,486
Add (Deduct):
  Fixed charges..................    13,284       13,496      428,491   801,358
  Capitalized interest...........       --           --           --        (34)
  Amortization of capitalized in-
   terest........................       --           --           --          1
  Minority interest..............       165          436          165       182
                                    -------      -------     --------  --------
Adjusted earnings................   $19,375      $14,539     $451,893  $837,993
                                    =======      =======     ========  ========
Fixed Charges:
  Interest on indebtedness and
   amortization of debt expense
   and premium...................   $13,185      $13,396     $ 11,154  $ 23,832
  Portion of rents representative
   of the interest factor........        99          100      417,337   777,526
                                    -------      -------     --------  --------
Total Fixed Charges..............   $13,284      $13,496     $428,491  $801,358
                                    =======      =======     ========  ========
Ratio of earnings to fixed
 charges.........................      1.46         1.08         1.05      1.05
                                    =======      =======     ========  ========
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